SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/X/      Preliminary Proxy Statement/ / CONFIDENTIAL, FOR USE OF THE COMMISSION
                                        ONLY (as permitted by Rule 14a-6(e)(2))
/ /      Definitive Proxy Statement
/ /      Definitive Additional Materials
/ /      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   American Real Estate Investment Corporation
                (Name of Registrant as Specified in Its Charter)


Payment of filing fee (Check the appropriate box):

/X/     No fee required.

/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)      Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

/ /      Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                   AMERICAN REAL ESTATE INVESTMENT CORPORATION
                       620 West Germantown Pike, Suite 200
                           Plymouth Meeting, PA 19462
                                 (610) 834-7950


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held on December 11, 1998

To our Stockholders:



     We invite you to attend our 1998 Annual Meeting of Stockholders at 10:00 a.m., local time, on December 11, 1998, at the offices of Donaldson, Lufkin & Jenrette Securities Corporation, 277 Park Avenue, 12th floor, New York, NY 10172. At the meeting, our stockholders will vote on the following proposals, together with any other business that may properly come before the meeting:


         1. To approve the issuance of shares of our common stock upon conversion of up to 1,362,940 units of limited partnership interest ("OP Units") of our operating partnership, American Real Estate Investment, L.P. (the "Operating Partnership"), by the holders of such OP Units who obtained such OP Units pursuant to two contribution agreements, each dated as of February 4, 1998 between the Operating Partnership and the parties listed on the signature pages thereto.

         2. To approve the issuance of shares of our common stock upon conversion of up to approximately 1,992,514 OP Units by the holders of such OP Units who obtained, or may obtain, such OP Units pursuant to the contribution agreement, dated as of April 30, 1998 between the Company, the Operating Partnership and the parties listed on the signature pages thereto.


         3. To elect three Class I directors to serve until the Annual Meeting of Stockholders to be held in 2001 and until their successors are duly elected and qualified and two Class II directors to serve until the Annual Meeting of Stockholders to be held in 1999 and until their successors are duly elected and qualified. 4. To approve a proposal to amend and restate our 1993 Omnibus Incentive Plan.


         5. To transact other business which properly comes before the annual meeting.

         The Board of Directors has fixed the close of business on October 30, 1998 as the record date for the meeting. Only stockholders of record as of that date are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

         All stockholders are cordially invited to attend the meeting in person. However, whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States. Returning your proxy card does not deprive you of your right to attend the meeting and vote your shares in person. The proposals and other information relating to the annual meeting are described in detail in the accompanying Proxy Statement.

                                            By order of the Board of Directors,


Plymouth Meeting, PA                        David F. McBride
November 23, 1998                           Secretary

                   AMERICAN REAL ESTATE INVESTMENT CORPORATION

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held on December 11, 1998



     This Proxy Statement contains information related to the solicitation of proxies for use at the 1998 Annual Meeting of Stockholders (the "Meeting") of American Real Estate Investment Corporation, a Maryland corporation (the "Company"), to be held at the offices of Donaldson, Lufkin & Jenrette Securities Corporation, 277 Park Avenue, 12th floor, New York, NY 10172 on Tuesday,
December 11, 1998, at 10:00 a.m. local time, and at any adjournment or postponement of the Meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and more fully described herein. This solicitation is made on behalf of the Board of Directors of the Company (the "Board"). This Proxy Statement, the foregoing notice, the enclosed form of proxy and the 1997 Annual Report to Stockholders are first being mailed to our stockholders beginning on or about November 23, 1998. The principal executive offices of the Company are located at 620 West Germantown Pike, Suite 200, Plymouth Meeting, PA 19462.


Stockholders Entitled to Vote

         The Board has fixed the close of business on October 30, 1998 as the record date (the "Record Date") for the Meeting. Only holders of shares of common stock, par value $0.001 per share, of the Company (the "Common Stock") on the close of business on the Record Date are entitled to notice of and to vote at the Meeting. The Common Stock is the only class of voting stock of the Company currently issued and outstanding and entitled to vote at the Meeting. On the Record Date, there were 7,354,523 shares of Common Stock outstanding and entitled to vote at the Meeting. Each holder of Common Stock on the Record Date is entitled to cast one vote per share at the Meeting on each matter properly brought before the meeting, exercisable in person or by properly executed proxy.

Quorum

         The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting, in person or by properly executed proxy, is necessary to constitute a quorum. A quorum is necessary for any action to be taken at the Meeting. Shares of Common Stock represented at the Meeting in person or by properly executed proxy but not voted will be included in the calculation of the number of shares considered to be present at the Meeting for purposes of determining the presence of a quorum.

Votes Required for Approval

         For the election of directors, assuming a quorum is present, the two nominees receiving the highest number of votes cast at the Meeting will be elected. There is no cumulative voting in the election of directors. The affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting shall be required to approve the other matters to be submitted to a vote of the stockholders.

Proxies


     All shares of Common Stock represented by properly executed proxies received prior to or at the Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are given on a properly returned proxy, your proxy will be voted FOR the issuance of Common Stock, as provided in Proposal 1 below; FOR the issuance of Common Stock, as provided in Proposal 2 below; FOR the election of the five nominees for director, as provided in Proposal 3 below; FOR the amendment of the 1993 Omnibus Incentive Plan, as provided in Proposal 4 below; and, to the extent permitted by applicable rules of the Securities and Exchange Commission, in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Meeting and any adjournment or postponement thereof.


     If a proxy is marked "withhold authority" or "abstain" on any matter, or if specific instructions are given that no vote be cast on any specific matter (a "Specified Non-Vote"), the shares represented by such proxy will not be voted on such matter. Except as otherwise stated, all matters submitted to a vote at the meeting will de decided by the vote of a majority of all votes cast in person or by proxy at the Meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum but will not be considered as votes cast in determining whether a matter has been approved by the stockholders. If a broker or other record holder or nominee indicates on a proxy that it does not have authority as to certain shares to vote on a particular matter, those shares will not be considered as votes cast in determining whether a matter has been approved by the stockholders. Directors will be elected by a plurality of the votes cast in person or by proxy at the Meeting, and, as a result, nether abstentions nor Specified Non-Votes will affect the outcome of the election of directors (Proposal 3).

     Stockholders may revoke their proxies at any time prior to its use by delivering written notice to the Secretary of the Company at the offices of the Company set forth above, by presenting a duly executed proxy bearing a later date or by voting in person at the Meeting, but mere attendance at the Meeting will not revoke a proxy.

Other Business; Adjournments

         The Board is not currently aware of any business to be acted upon at the Meeting other than as described herein. If other matters are properly brought before the Meeting, or any adjournment or postponement thereof, the persons appointed as proxies will, to the extent permitted by applicable rules of the Securities and Exchange Commission, have discretion to vote or act thereon according to their best judgment. Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or by proxy at the Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Meeting. The Company does not currently intend to seek an adjournment of the Meeting.


           PROPOSAL 1 -- ISSUANCE OF COMMON STOCK (Galesi Transaction)

         On April 30, 1998, the Company, through the Company's operating partnership, American Real Estate Investment, L.P. (the "Operating
Partnership"), acquired a ten building portfolio of office and industrial facilities in Albany, New York (collectively, the "Galesi Portfolio") containing an aggregate of approximately 787,148 square feet. The Operating Partnership acquired the Galesi Portfolio pursuant to two contribution agreements, each dated as of February 4, 1998, between the Operating Partnership and the other parties listed on the signature pages thereto (the "Galesi Contribution Agreements"). As of April 30, 1998, the properties comprising the Galesi Portfolio were approximately 99.8% leased to 42 tenants. Prudential Insurance, Moran Foods and Ameriserve Food Distribution each individually occupies more than 10% of the total net rentable area of the Galesi Portfolio.

         The purchase price of the Galesi Portfolio of approximately $58 million was funded through the assumption of approximately $18.0 million in debt, $18.5 million from our senior secured revolving credit facility (the "Credit Facility") and the issuance of 1,362,940 units of limited partnership interest ("OP Units") in the Operating Partnership. The 1,362,940 OP Units are referred to herein as the "Galesi OP Units."

         Prior to the transaction, the seller of the Galesi Portfolio, the Galesi Group and its affiliates (including Francesco Galesi, a director nominee), was not affiliated with the Company or the Operating Partnership. The Company based its determination of the purchase price of the Galesi Portfolio on the expected cash flow, physical condition, location, competitive advantages, existing tenancies and opportunities to retain and attract additional tenants. The purchase price was determined through an arm's length negotiation between the Company and the seller. Francesco Galesi became a director of the Company on May 5, 1998, as provided for in the Galesi Contribution Agreements.

         Pursuant to the Operating Partnership's partnership agreement, as amended from time to time (the "Partnership Agreement"), holders of OP Units may exercise their right (the "Conversion Right") to convert their OP Units to shares of Common Stock or, at the Company's option, the cash equivalent thereof. Currently, if the Company chose to deliver shares of Common Stock upon the exercise of the Conversion Right, one share for each OP Unit would be delivered. However, if a stock split, combination or other extraordinary event involving the Common Stock were to occur, the number of shares of Common Stock delivered upon exercise of the Conversion Right would be adjusted so that the holder of the OP Units would receive the same number of shares of Common Stock that such holder would have received had the holder exercised its Conversion Right prior to such extraordinary event, as adjusted by such extraordinary event. Therefore, if the holders of all of the Galesi OP Units were to exercise their Conversion Right, and if the Company chose to deliver shares instead of cash, such holders would currently receive 1,362,940 shares of Common Stock. Such number could be higher or lower in the future if an extraordinary event as described above were to occur.

         The rules of the American Stock Exchange, upon which the Common Stock is listed for trading, require stockholder approval for the issuance of common stock (or securities convertible into common stock) equal to 20% or more of the then outstanding common stock for less than the greater of book or market value of the common stock. The Galesi OP Units were issued at an agreed upon value of $16.50. At the time the Galesi OP Units were issued, the market value (based on the prior day's closing price of the Common Stock) of the Common Stock was $19.00 and the Galesi OP Units equalled approximately 24.9% of the then outstanding shares of Common Stock. Pursuant to the Galesi Contribution Agreements, the Conversion Right may not be exercised by the holders of the Galesi OP Units until one year from the issuance of the Galesi OP Units. In addition, until stockholder approval is obtained, no more than 1,088,905 of the Galesi OP Units may be converted to Common Stock (such number represents 19.9% of the outstanding shares of Common Stock at the time the Galesi OP Units were issued). Pursuant to the Galesi Contribution Agreements, we agreed to seek to obtain such stockholder approval so that all of the Galesi OP Units may be converted into shares of Common Stock in the future.

         The Board recommends a vote FOR approval of the issuance of shares of Common Stock upon the exercise of the Conversion Right by the holders of the Galesi OP Units. Proxies solicited by the Board will be so voted in the absence of instructions to the contrary.

          PROPOSAL 2 -- ISSUANCE OF COMMON STOCK (Pioneer Transaction)


         Pursuant to a contribution agreement, dated as of April 30, 1998 between the Company, the Operating Partnership and the parties listed on the signature pages thereto (the "Pioneer Contribution Agreement"), on August 19, 1998, the Company, through the Operating Partnership, acquired a portfolio of 11 office properties and one industrial property (the "Pioneer Portfolio") located in Northern New York State containing approximately 801,720 leasable square feet. As part of this transaction, the Company and the Operating Partnership have also agreed to acquire three additional office properties (One Park Place, Waterfront I and Waterfront II) which aggregate an additional 530,636 square feet. The closing of the acquisitions of One Park Place and Waterfront I are anticipated to occur in 1999. Waterfront II is to be acquired after the completion of its construction, which is also anticipated to occur in 1999. We also have the option to acquire two additional properties located in Rochester, New York containing approximately 350,000 leasable square feet. As of June 30, 1998, the Pioneer Portfolio was leased to 67 tenants. Niagara Mohawk, Inc. occupies more than 10% of the total leasable area of the Pioneer Portfolio.


         The purchase price of the Pioneer Portfolio, including closing costs, was approximately $87.6 million and was funded through the assumption of approximately $5.5 million in debt, $51.0 million from the Credit Facility, the issuance of 1,170,893 OP Units (the "Initial Pioneer Units") and the issuance of 720,743 shares of Common Stock for an aggregate purchase price of $11.4 million to the New York State Common Retirement Fund as a partial repayment of certain indebtedness encumbering certain properties in the Pioneer Portfolio. The aggregate purchase price for One Park Place, Waterfront I and Waterfront II is approximately $43.8 million, which would be funded through the assumption of approximately $10.7 million in debt, $26.6 million in cash and the issuance of 391,451 OP Units (the "Additional Pioneer Units"). If we exercise our option, the purchase price for the two option properties is approximately $30.2 million, which would be funded through $23.4 million in cash and the issuance of approximately 412,131 OP Units (the "Option Pioneer Units"). The Initial Pioneer Units, the Additional Pioneer Units and the Option Pioneer Units are collectively referred to herein as the "Pioneer OP Units."

         The sellers of the Pioneer Portfolio, various entities affiliated with Pioneer Development Company, LLC and Michael J. Falcone (a director nominee), were not affiliated with the Company or the Operating Partnership prior to the transaction. The Company based its determination of the purchase price of the Pioneer Portfolio on the expected cash flow, physical condition, location, competitive advantages, existing tenancies and opportunities to retain and attract additional tenants. The purchase price was determined by arm's length negotiation between the Company and the sellers. Michael J. Falcone became a director of the Company on August 19, 1998, as provided for in the Pioneer Contribution Agreement.

         As described above under Proposal 1, holders of OP Units may exercise the Conversion Right. If the holders of all of the Pioneer OP Units were to exercise their Conversion Right (assuming that the Additional Pioneer Units and the Option Pioneer Units are issued), and if the Company chose to deliver shares instead of cash, such holders would currently receive approximately 1,992,514 shares of Common Stock. However, if a stock split, combination or other extraordinary event involving the Common Stock were to occur, such number could be higher or lower in the future.

         As described above under Proposal 1, the rules of the American Stock Exchange, upon which the Common Stock is listed for trading, require stockholder approval for the issuance of common stock (or securities convertible into common stock) equal to 20% or more of the then outstanding common stock for less than the greater of book or market value of the common stock. The Initial Pioneer Units were issued at an agreed upon value of $16.50. At the time the Initial Pioneer Units were issued, the market value (based on the prior day's closing price of the Common Stock) of the Common Stock was $15.875 and the Initial Pioneer Units equalled approximately 17.6% of the then outstanding shares of Common Stock. If the Additional Pioneer Units and the Option Pioneer Units are also issued, the total number of OP Units issued pursuant to the Pioneer Contribution Agreement would equal approximately 29.7% of the then outstanding shares of Common Stock. Pursuant to the Pioneer Contribution Agreement, the Conversion Right may not be exercised by the holders of the Pioneer OP Units until one year from the issuance of such Pioneer OP Units. In addition, until stockholder approval is obtained, Pioneer OP Units representing no more than 19.9% of the outstanding shares of Common Stock at the time such OP Units are issued may be converted to Common Stock. However, we agreed that if such stockholder approval is not obtained, we would pay cash upon the exercise of the Conversion Right by the holders of Pioneer OP Units. Pursuant to the Pioneer Contribution Agreement, we agreed to seek to obtain such stockholder approval so that all of the Pioneer OP Units may be converted into shares of Common Stock in the future.

         The Board recommends a vote FOR approval of the issuance of shares of Common Stock upon the exercise of the Conversion Right by the holders of the Pioneer OP Units. Proxies solicited by the Board will be so voted in the absence of instructions to the contrary.


                       PROPOSAL 3 -- ELECTION OF DIRECTORS


     The By-laws of the Company provide for a Board of Directors of no fewer than three nor more than fifteen members, divided into three classes, with the exact number of directors to be designated from time to time by resolution of the Board. Pursuant to the foregoing, the Board is fixed at nine persons as of the date of this Proxy Statement. The three classes have staggered terms of office so that the terms of office of directors of only one class expires at each Annual Meeting of Stockholders and the directors of that class are elected for three year terms and until his or her successor is elected and duly qualified or until his or her earlier death, resignation or removal. The term of office of the three Class I directors (Timothy B. McBride, Evan Zucker and Francesco Galesi) expires at the Meeting. The Board has nominated and recommends the re-election of Francesco Galesi. Mr. Galesi was elected as a Class I director in May 1998 by the other directors to fill a vacancy which resulted from an increase in the number of directors. The Board has also nominated and recommends for election as Class I directors Michael J. Falcone and Jeffrey E. Kelter, who are currently Class directors. Mr. Falcone was elected as a Class II director in August 1998 by the other directors to fill a vacancy which resulted from an increase in the number of directors. Mr. Kelter was elected as a Class II Director in November 1997 as part of the Reorganization. In addition, the Board also nominated and recommends for election as Class II directors Timothy
B. McBride and Evan Zucker who are currently Class I directors. Mr. Timothy B. McBride was elected as a Class I director in November 1997 as part of the Reorganization, and Mr. Zucker has been a director of the Company since 1993.

     The Board recommends a vote FOR (i) Messrs. Galesi, Falcone and Kelter as Class I directors to hold office until the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified and (ii) Messrs. Timothy B. McBride and Zucker as Class II directors to hold office until the 1999 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Although the Board has no reason to believe any of the nominees will be unable to serve, if such should occur, proxies will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the Board. However, proxies will not be voted for the election of more than five directors.

Nominees and Continuing Directors of the Company

         The following table sets forth, as of the date of the Meeting, the class of directors to which such director belongs, the name and age of such director, and the year in which such person first became a director of the
Company:

                                                                                        Year First
                                                                                         Elected as
                         Name                                       Title                 Director           Age

Nominee For Term of Three Years
    Expiring at the Annual Stockholders
    Meeting held in 2001:
    Francesco Galesi..................................            Director                  1998             62
    Michael J. Falcone................................            Director                  1998             68
    Jeffrey E. Kelter.................................            Director                  1997             44

Directors Whose Terms Will Expire at the
    Annual Stockholders Meeting held in
    1999:
    Robert Branson....................................            Director                  1997             50
    Timothy B. McBride................................            Director                  1997             52
    Evan Zucker.......................................            Director                  1993             33


Directors Whose Terms Will Expire at the
    Annual Stockholders Meeting held in
    2000:
    James Mulvihill...................................            Director                  1993             34
    David Lesser......................................            Director                  1997             33
    David F. McBride..................................            Director                  1997             51



     Mr. Galesi has been a director of the Company since May 1998 as a result of the acquisition of the Galesi Portfolio. Since 1969, he has been the Chairman and Chief Executive Officer of the Galesi Group, which includes companies engaged in distribution, manufacturing, real estate and telecommunications industries. He has been a director of WorldCom since 1992. Mr. Galesi was a director of ATC Communications Group until the ATC Merger with WorldCom in 1992. Mr. Galesi also serves as a director of Amnex, Inc., and Walden Residential Properties, Inc. Mr. Galesi is a graduate of Princeton University.

         Mr. Falcone has been a director of the Company since August 1998 as a result of the acquisition of the Pioneer Portfolio. He founded the Pioneer Group in 1975, the predecessor to the Pioneer Development Company, one of the largest developers of commercial office properties in Northern New York. He currently serves as Chairman of Pioneer Development Company. Prior to the founding of the Pioneer Group, he co-founded the Pyramid Companies, another real estate development firm. Mr. Falcone is Chairman of the Board of Directors of First National Bank of Rochester and serves on the Corporate Advisory counsel for the Syracuse University School of Management. He is a graduate of Syracuse University.

         Mr. Kelter has been President of the Company since December 1997. He has over 18 years of experience in all phases of commercial real estate including development, third-party management and construction. Upon graduating from Trinity College in Hartford, Connecticut in 1976, Mr. Kelter was employed by The Bankers Trust Corporation where he was an assistant treasurer in the Corporate Finance division. In 1982, Mr. Kelter was employed by Vector Properties in Tulsa, Oklahoma, where he was in charge of the development and finance of several downtown Tulsa office building renovations. In

1982, Mr. Kelter founded Penn Square Properties, Inc. in Philadelphia and has served as chief executive officer and president. Mr. Kelter also serves on the Board of Directors of the Central Philadelphia Development Corporation (CPDC), a non-profit urban planning commission. He has developed, owned, managed and leased more than 4.5 million square feet of office and warehouse projects throughout the Pennsylvania and New Jersey markets.

         Mr. Branson has been a principal of Branson & Associates, a real estate consulting firm, since January 1997. Prior thereto, from October 1981 to December 1996, he was a principal of Linden & Branson, a certified public accounting firm specializing in the real estate industry. Prior to October 1981, Mr. Branson was employed by Arthur Andersen & Co.


     Mr. Timothy B. McBride has been the Director of Tax and Finance of McBride since 1991 and a board member of McBride Enterprises Inc. and affiliated companies since 1979. A graduate of Santa Clara University and Georgetown University Law Center with both a law degree and a Masters of Law in Taxation, Mr. McBride was a partner in the Washington, DC law firm of Heenan Althen & Roles where he remains Of Counsel. In addition, Mr. McBride has served as disinterested trustee of several non-McBride private funds since 1991. Mr. McBride also has served on Georgetown University's Board of Regents since 1996. Mr. McBride is a member of the bars of Washington, DC, Virginia, and New Jersey. He is a former U.S. Air Force officer and served as an Assistant U.S. Attorney in the Department of Justice, Tax Division. Messrs. Timothy B. and David F. McBride are first cousins.

     Mr. Zucker was President of the Company from August 1993 until December 1997 when he was replaced by Jeffrey E. Kelter pursuant to the terms of the Reorganization. From its inception in 1990, he has been President of Alpine Real Estate Investments, Inc., and subsequently of Black Creek Capital, LLC, both Denver-based real estate investment firms. At Alpine and Black Creek Capital, LLC, Mr. Zucker's responsibilities include acquisitions and financing of all real property purchased by the firms. From 1988 to 1990, he served as General Partner in charge of acquisition and finance for Zucker Properties, a local Denver real estate investment firm. In 1985, Mr. Zucker traded on The New York Futures Exchange for his own account. Mr. Zucker graduated from Stanford University in 1987 with a B.A. in Economics.


         Mr. Mulvihill was Chairman of the Board of the Company from December 1993 until December 1997. Since 1990, Mr. Mulvihill has been actively investing in the Denver real estate market. In 1993, he formalized his activities with the formation of Black Creek Capital, LLC, a firm specializing in Denver real estate investment, including residential and commercial land development, tax exempt housing and golf course construction and ownership. Prior to November 1993, he was, commencing in November 1992, Senior Vice President of Finance and Acquisitions at Jerry J. Moore Investments, an owner and manager of shopping centers in Texas. Previously, from January 1992 to November 1992, Mr. Mulvihill was a Vice President of Chemical Bank's Real Estate Investment Banking Group, where he managed the Real Estate Owned Distribution Group. From 1986 to January 1992, Mr. Mulvihill was an officer of Manufacturers Hanover Trust Company's Real Estate Banking and Investment Banking Groups. Mr. Mulvihill graduated from Stanford University in 1986 with a B.A. in Political Science.

     Mr. Lesser formed Hudson Bay Partners, L.P. in May 1996 and is the President of its general partner. Prior to founding Hudson Bay, from April 1995 until May 1996, he was the Senior Vice President for Business Development of Crescent Real Estate Equities Company, in charge of acquisition, finance and strategic investments. From July 1988 until April 1995, Mr. Lesser worked for Merrill Lynch & Co. in the Real Estate Investment Banking Division where he was a Director. Mr. Lesser received a B.S. and M.B.A. from Cornell University.


     Mr. David F. McBride has been Chairman of the Board of the Company since December 1997. He was appointed Secretary of the Company in January 1998. He has served as Chief Executive Officer of McBride Enterprises, Inc. and affiliated family real estate, construction and brokerage companies since 1987 and has been a director of McBride Enterprises, Inc. and such enterprises since 1975. Mr. McBride had served as a Director of Midlantic Corporation, Midlantic National Bank and various subsidiaries for thirteen years prior to its merger with PNC Bank in 1996. Prior to 1987, he was a partner in the law firm of Harwood Lloyd from 1981 to 1987, a partner in the law firm of Murphy, Ellis & McBride from 1977 to 1981, and an associate in the firm of Robinson, Wayne & Greenberg from 1973 to 1977, all located in New Jersey. He received B.A. and J.D. degrees from Georgetown University in 1969 and 1973, respectively. He remains Of Counsel to Harwood Lloyd and is a member of the bars of New Jersey and New York.


Information Concerning Meetings and Certain Committees

     The Company has standing Audit, Compensation and Executive Committees of the Board of Directors. The Audit Committee, currently comprised of Messrs. Branson and Galesi, makes recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews and evaluates the Company's internal accounting controls and performs such other functions as directed by the Board. The Compensation Committee, currently comprised of

Messrs. Mulvihill and Timothy B. McBride, administers the Company's stock incentive plans, makes recommendations to the Board concerning executive officer compensation and performs such other duties as from time to time are designated by the Board. The Executive Committee, currently comprised of Messrs. Kelter, David F. McBride and Lesser, supervises and maintains the financial affairs of the Company, enters into acquisitions, dispositions and development projects not exceeding $25 million per transaction, enters into financing arrangements not exceeding $18.75 million per transaction and performs such other duties as from time to time are designated by the Board. During 1997, the Board held 17 meetings. Mr. Mulvihill and Mr. Zucker attended each such meeting and no other current director or director nominee was a director of the Company at the time such meetings were held. The Audit Committee held one meeting in 1997 and the Executive Committee did not meet in 1997. The Compensation Committee was formed in January 1998 and therefore held no meetings in 1997. The directors have not appointed a nominating committee.

Compensation of Directors

         During the year ended December 31, 1997, Mr. Mulvihill was paid cash compensation at the quarterly rate of $18,750 payable quarterly commencing April 1, 1997, in addition to a $25,000 bonus earned and paid in 1997. In addition, Mr. Mulvihill received compensation in the form of 2,027 shares of the Company's Common Stock at a fair market value of $9.25 as of the last trading date of the quarter (March 31, 1997) with respect to which payment was made.

         In 1997, each of Messrs. Rotchford, Hardin and O'Keefe (former directors of the Company) received compensation of $3,784 which consisted of cash payments aggregating $2,785 and 108 shares of Common Stock at a fair market value of $9.25 as of the last trading date of the quarter (March 31, 1997) with respect to which payment was made.


     Messrs. Kelter, Branson, Lesser, Timothy B. McBride and David F. McBride became directors of the Company on December 12, 1997 and Messrs. Galesi and Falcone became directors in 1998 and therefore did not receive any compensation as directors for the year ended December 31, 1997.


         The Company reimburses the directors for travel expenses incurred in connection with their activities on behalf of the Company.


        PROPOSAL 4 -- AMENDMENT AND RESTATEMENT OF 1993 OMNIBUS INCENTIVE
                                      PLAN


         At the Meeting, the Stockholders are being asked to vote on a proposal to ratify and approve the adoption of the Company's Amended and Restated 1993 Omnibus Incentive Plan (the "Omnibus Plan"). The Omnibus Plan was approved by the Company's Board of Directors (the "Board") on November 23, 1998, subject to approval by the Stockholders.

         The terms and provisions of the Omnibus Plan are summarized below. This summary, however, does not purport to be a complete description of the Omnibus Plan and is qualified in its entirety by the terms of the Omnibus Plan. A copy of the Omnibus Plan is attached hereto as Exhibit A.

Purpose


         The Omnibus Plan is an amendment and restatement of the 1993 Omnibus Incentive Plan which was adopted by the Company and approved by the Stockholders in 1993. The purpose of the Omnibuslan is to authorize the grant of compensatory awards (each an "Award") repre- senting or corresponding to a number of shares of Common Stock which in total are not more than 10% of the combined number of shares of Common Stock and units of limited partnership interest of American Real Estate Investment, L.P. that are outstanding from time to time. Such shares of Common Stock which may be subject to Awards may consist of authorized and unissued shares or of treasury shares. Awards may be granted for no consideration and consist of stock options, stock awards, stock appreciation rights ("SARs"), dividend equivalents, other stock-based awards (such as phantom stock) and performance awards consisting of any combination of the foregoing. The Omnibus Plan is designed to provide an incentive to the officers and certain other key employees of the Company and its affiliates (as determined by the Compensation Committee) by making available to them an opportunity to acquire a proprietary interest or to increase their proprietary interest in the Company. If an Award which is issued under the Omnibus Plan is forfeited, expires or terminates prior to vesting or exercise, the shares of Common Stock subject to such Award will again be available for Awards under the Omnibus Plan.


     As of October 30, 1998, stock options with respect to an aggregate of 206,250 shares of Common Stock had been granted under the 1993 Omnibus Incentive Plan, leaving 293,750 shares reserved under the 1993 Omnibus Incentive Plan. Management of the Company believes that, commensurate with the dramatic growth in the number of the Company's shares of Common Stock and OP Units outstanding, assets under management and overall size, it is prudent to increase the number of shares reserved under the Omnibus Plan so as to have shares available for the grant of stock options and other Awards to compensate existing officers and to attract persons to become employed by the Company in an executive officer capacity in the future. The amendment and complete restatement of the Plan is effective as of October, 1993, the initial effective date of the Plan.


Administration

         The Compensation Committee of the Board administers the Omnibus Plan. The Compensation Committee has the full power and authority, subject to the provisions of the Omnibus Plan, to designate participants, grant Awards and determine the terms of all Awards. The Compensation Committee has the right to make adjustments with respect to Awards granted under the Omnibus Plan in order to prevent dilution of the rights of any holder. In the event that certain reorganizations of the Company or other similar transactions or events occur, the Compensation Committee may, in its discretion, make such adjustments to the Plan and outstanding Awards, as applicable, as it deems appropriate. Members of the Compensation Committee, if appointed, are not eligible to receive Awards under the Omnibus Plan.

Types of Awards

         Restricted Stock; Restricted Stock Units. An Award may consist of restricted stock or restricted stock units. Such restricted stock or restricted stock units shall be subject to such restrictions (including, without limitation, any limitation on the right to vote a share of restricted stock or the right to receive any dividend or other right or property), as the Compensation Committee shall determine. Except as otherwise determined by the Compensation Committee, upon a termination of employment for any reason during the applicable restriction period, all shares of restricted stock and all restricted stock units still subject to restriction shall be forfeited to the Company (except that the Compensation Committee may waive any or all remaining restrictions with respect to such restricted stock or restricted stock units when it finds that it is in the best interests of the Company to do so).

         SARs. An Award may consist of SARs. Upon exercising a SAR, the holder will be paid by the Company an amount in cash equal to the difference between the fair market value of the shares of Common Stock on the date of exercise, and the fair market value of the shares of Common Stock on the date of the grant of the SAR. The Compensation Committee may impose such conditions and restrictions on the exercise of a SAR as it deems appropriate, including, but not limited to, the following: (i) no aggregate payment by the Company during any fiscal year upon the exercise of SARs may exceed $250,000 without approval of the Board, and
(ii) a holder of a SAR may not exercise a SAR if the aggregate amount to be received as a result of his or her exercise of SARs, including any SARs exercised in the preceding twelve-month period, exceeds such employee's current base salary.

     Options. An Award may consist of stock options. The terms of specific options, including whether options shall constitute incentive stock options for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), shall be determined by the Compensation Committee. In no event may more than two million shares of Common Stock be made subject to options. Also, in no event may any employee receive options (whether non-qualified stock options or incentive stock options) with respect to more than one million shares of Common Stock over the life of the Plan. Options may be granted at an exercise price not lower than 100% of fair market value of the shares of Common Stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed 10 years from the date of grant. Options may be issued in tandem with SARs ("Tandem Options") as a performance award. The Omnibus Plan provides, subject to the terms of the applicable award agreements, for limited periods of time after termination of employment during which options may be exercised.

     Performance Awards Consisting of Options and SARs Issued in Tandem Under Omnibus Plan. Upon exercise of a Tandem Option, the optionee will be entitled to a credit toward the exercise price equal to the value of the SARs issued in tandem with the option exercised, but not to exceed the amount of the Federal income tax deduction allowed to the Company in respect of such SAR and not in an amount which would reduce the amount of payment by the optionee below the par value of the shares being purchased. Upon exercise of a Tandem Option, the related SAR shall terminate, the value being limited to the credit which can be applied only toward the purchase price of shares of Common Stock. In all cases, full payment of the net purchase price of the shares must be made in cash or its equivalent at the time the Tandem Option is exercised. When a SAR issued as part of a Tandem Option is exercised, the option to which it relates will cease to be exercisable to the extent of the number of shares with respect to which the SAR was exercised, and that number of shares will thereafter be available for issuance as an Award under the Omnibus Plan.

         Dividend Equivalents. An Award may consist of dividend equivalents. A dividend equivalent is a right to receive payments equivalent to dividends declared on shares of Common Stock, with respect to a number of shares and payable on such dates as determined by the Compensation Committee. The Compensation Committee may provide that amounts payable with respect to dividend equivalents shall be deemed to be reinvested in additional shares of Common Stock or otherwise reinvested. Subject to the terms of the Omnibus Plan, the Compensation Committee shall establish all other terms and conditions of Awards of dividend equivalents.

         Other Performance Awards Issued Under the Omnibus Plan. The Omnibus Plan authorizes the Compensation Committee to grant other Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of Common Stock. Furthermore, the amount or terms of an Award may be related to the performance of the Company or to such other criteria or measure of performance as the Compensation Committee may determine.

Forms of Payment Under Awards; Withholding

     Subject to the terms of the Omnibus Plan and of any applicable award agreement, payment or transfer to be made by the Company or one of its affiliates upon the grant or exercise of an Award may be made in such form or forms as the Compensation Committee shall determine, including, without limitation, cash, shares of Common Stock, other securities, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Compensation Committee. The Company or any affiliate shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Omnibus Plan the amount (in cash, Common Stock, other securities, or other property) of withholding taxes due in respect of an Award, its exercise, the release of restrictions on such Award or any payment or transfer under the Omnibus Plan and to take such other actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

Change in Control

         Upon a Change in Control (as defined in the Omnibus Plan), (i) all Awards which have been granted and are outstanding as of the date of the Change in Control shall be fully vested and exercisable, (ii) all outstanding shares of restricted stock shall become released securities and (iii) all performance targets with respect to outstanding Awards, as applicable, shall be deemed met.

Amendment and Termination

         Except to the extent prohibited by applicable law and unless otherwise expressly provided in an award agreement or in the Omnibus Plan, the Board may amend, alter, suspend, discontinue, or terminate the Omnibus Plan, including, without limitation, any amendment, alteration, suspension, discontinuation, or termination that would impair the rights of any award holder or any beneficiary of any Award previously granted to the extent such rights are not then accrued and vested, without the consent of any Stockholder, holder or beneficiary of an Award, or other person; provided, however, that notwithstanding any other provision of the Omnibus Plan or any award agreement, without the approval of the Stockholders no amendment, alteration, suspension, discontinuation, or termination shall be made that would, if it were not approved by the Stockholders, cause the Omnibus Plan to fail to comply with any requirement of applicable law or regulation.

Federal Tax Consequences

         Unless a holder of restricted stock makes an "83(b) election" (as discussed below), there generally will be no tax consequences as a result of the grant of restricted stock until the restricted stock is no longer subject to a substantial risk of forfeiture or is transferable (free of such risk). Generally, when the restrictions are lifted, the holder will recognize ordinary income, and the Company will be entitled to a deduction, equal to the difference between the fair market value of the stock at such time and the amount, if any, paid by the holder for the restricted stock. Subsequently realized changes in the value of the stock generally will be treated as long-term or short-term capital gain or loss, depending on the length of time the shares are held prior to disposition of such shares. In general terms, if a holder makes an 83(b) election (under Section 83(b) of the Code) upon the award of restricted stock, the holder will recognize ordinary income on the date of the award of restricted stock, and the Company will be entitled to a deduction, equal to (i) the fair market value of the restricted stock as though the stock were (A) not subject to a substantial risk of forfeiture or (B) transferable, minus (ii) the amount, if any, paid for the restricted stock. If an 83(b) election is made, there will generally be no tax consequences to the holder upon the lifting of restrictions, and all subsequent appreciation in the restricted stock generally would be eligible for capital gains treatment.

         The restricted stock units have been designed with the intention that there generally will be no tax consequences as a result of the grant of a restricted stock unit until payment is made with respect to such restricted stock unit. Generally, when payment is made (and, it is intended, not until such time), the holder of a restricted stock unit will recognize ordinary income, and the Company will be entitled to a deduction, equal to the fair market value of the Common Stock and cash, as applicable, received upon payment.

         In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an option holder or a deduction for the Company. To receive special tax treatment as an incentive stock option under the Code as to shares acquired upon exercise of an incentive stock option, an option holder must neither dispose of such shares within two years after the incentive stock option is granted nor within one year after the transfer of the shares to the option holder pursuant to exercise of the option. In addition, the option holder must be an employee of the Company or a qualified Company subsidiary at all times between the date of grant and the date three months (one year in the case disability) before exercise of the option. (Special rules apply in the case of the death of the option holder.) Incentive stock option treatment under the Code generally allows the sale of Common Stock received upon the exercise of an incentive stock option to result in any gain being treated as a capital gain to the option holder, but the Company will not be entitled to a tax deduction. However, the exercise of an incentive stock option (if the holding period rules described in this paragraph are satisfied) will give rise to income includable by the option holder in his or her alternative minimum taxable income for purposes of the alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the exercise price.

         If the holding period rules noted above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option will be characterized as ordinary income. Such gain will be equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. (Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise.) The Company will generally be entitled to a deduction equal to the amount of such gain included by an option holder as ordinary income. Any excess of the amount realized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved. Notwithstanding the foregoing, in the event that exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

         No income will be recognized by an option holder at the time a non-qualified stock option is granted. Generally, ordinary income will, however, be recognized by an option holder at the time a non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying Common Stock on the exercise date over the exercise price. The Company will generally be entitled to a deduction for Federal income tax purposes in the same amount as the amount included in ordinary income by the option holder with respect to his or her non-qualified stock option. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term or short-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of the exercise price of such non-qualified stock option and the amount included in income with respect to such option. Notwithstanding the foregoing, in the event that exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

         There generally will be no tax consequences as a result of the award of a SAR until the SAR is exercised. Generally, when the SAR is exercised, the holder will recognize ordinary income, and the Company will be entitled to a deduction, equal to the fair market value of the Common Stock and cash, as applicable, received upon exercise.

         There generally will be no tax consequences as a result of the award of a dividend equivalent. Generally, when payment is made, the holder of the dividend equivalent will recognize ordinary income, and the Company will be entitled to a deduction, equal to the amount received in respect of such dividend equivalent.

         Additional special tax rules may apply to those Award holders who are subject to the rules set forth in Section 16 of the Securities Exchange Act of 1934, as amended.

         The foregoing tax discussion is a general description of certain expected Federal income tax results under current law, and all affected individuals should consult their own advisors if they wish any further details or have special questions.

         The Board recommends a vote FOR approval of the amendment and restatement of the Omnibus Plan. Proxies solicited by the Board will be so voted in the absence of instructions to the contrary.


                           PROPOSAL 5 -- OTHER MATTERS

         The Board knows of no matters to be presented for action at the Meeting other than those set forth in the attached Notice and customary procedural matters. However, if any other matters should properly come before the Meeting or any adjournment or postponement thereof, the proxies solicited hereby will be voted on such other matters, to the extent permitted by applicable rules of the Securities and Exchange Commission, in accordance with the judgment of the persons voting such proxies.


                             ADDITIONAL INFORMATION

Reorganization


     On December 12, 1997, the Company entered into a series of transactions to transform the Company from a multi-family residential real estate investment trust ("REIT") into an office and industrial REIT (the "Reorganization"). The Reorganization involved (i) the acquisition by the Company of 15 properties (the "McBride Portfolio") totaling approximately 1.3 million square feet from McBride Hudson Bay, L.P. and various entities affiliated with it (collectively, "McBride") in exchange for approximately 4.1 million shares of Common Stock, 2.9 million OP Units, and the assumption of $45.0 million in long-term debt, (ii) the contribution by Jeffrey E. Kelter of 100% of the non-voting preferred stock, representing 95% of the non-voting equity interest in Penn Square Properties, Inc., which has since been renamed American Real Estate Management Inc. (the "Management Company"), a full service real estate development, management, construction and brokerage company, in exchange for 363,636 OP Units, and (iii) $30.0 million in cash investments, in exchange for Common Stock and OP Units, led by Hudson Bay Partners II, L.P. ("Hudson Bay") along with CRA Real Estate Securities ("CRA"), McBride and Robert Branson (McBride, the Management Company, Hudson Bay, CRA and Mr. Branson are collectively referred to herein as the "Investor Group"). McBride, Mr. Kelter and Hudson Bay received warrants to purchase 125,000 OP Units, 250,000 OP Units and 300,000 shares of Common Stock, respectively, at a price of $11.00 per OP Unit or share of Common Stock. Additionally, in conjunction with the Reorganization, the Company acquired the right to purchase seven additional properties, totaling approximately 1.3 million square feet for an aggregate cost of approximately $39 million, including closing costs. The Company acquired all seven of these properties between December 12, 1997 and January 9, 1998. The Investor Group currently owns approximately 54% of the Company's outstanding Common Stock and approximately 55% of the Company's outstanding Common Stock on a diluted basis (assuming conversion of all outstanding OP Units to Common Stock and exercise of all outstanding warrants or options to purchase Common Stock and OP Units).


Interests of Certain Persons in Matters to be Acted Upon

         Mr. Galesi is the direct or indirect owner of approximately 828,382 of the 1,362,940 OP Units issued pursuant to the Galesi Contribution Agreements. If Proposal 1 is not approved, Mr. Galesi's ability to convert his OP Units to shares of Common Stock could be limited. Mr. Falcone is the direct or indirect owner of approximately 130,444 of the 1,170,893 OP Units issued pursuant to the Pioneer Contribution Agreement to date, and could be the direct or indirect owner of up to an additional 268,763 OP Units which could be issued pursuant to such agreement. If Proposal 2 is not approved, Mr. Falcone's ability to convert his OP Units to shares of Common Stock could be limited.

Executive Officers

         The following table sets forth certain information regarding the executive officers of the Company as of October 30, 1998:

Name                                                Age         Position
----                                               ----         --------
David F. McBride                                    51          Chairman and Secretary
Jeffrey E. Kelter                                   44          President
Timothy A. Peterson                                 33          Senior Vice President; Chief Financial Officer
Steven J. Butte                                     38          Senior Vice President-- Investments
John B. Begier                                      33          Senior Vice President-- Acquisitions
Charles C. Lee                                      35          Senior Vice President-- Marketing and
                                                                Leasing
Francis K. Ryan                                     38          Senior Vice President -- Property Operations
Timothy E. McKenna                                  35          Vice President -- Finance; Treasurer


         The employment backgrounds of Messrs. McBride and Kelter are described above under Proposal 3.


     Mr. Peterson has served as Chief Financial Officer of the Company since August 1998. Prior to joining the Company, Mr. Peterson held a variety of
positions  with   Post  Properties,  Inc. since 1989,  including  his   most
recent responsibility as Executive Vice President, Finance. While at Post Properties, Mr. Peterson managed all capital markets activities, maintained all rating agency relationships and oversaw accounting, budgeting and financial reporting functions. Mr. Peterson is a Certified Public Accountant, is a member of the National Association of Real Estate Investment Trusts and currently serves as Co-Chairman of its Accounting Committee and Adjunct member of the Best Financial Practices Task Force. He is a member of the Tax Policy Advisory Board of the National Realty Committee and the University of Florida Real Estate Advisory Board.

     Mr. Butte is a Certified Public Accountant and has served as Senior Vice President of the Company with primary responsibility for acquisition due diligence and financing since December 1997. Prior to joining Penn Square Properties, Inc. in 1988, he spent five years in public accounting as a manager in the audit department of Asher & Company, specializing in providing financial and accounting services to companies in the real estate industry.

     Mr.  Begier  has  served as Senior  Vice  President  of the  Company  since
December 1997 with primary responsibility for the Company's acquisition activities. Mr. Begier joined Penn Square Properties, Inc. in 1995; prior to working for Penn Square Properties he worked for eight years as a real estate broker with the Pennsylvania office of Cushman & Wakefield where he was responsible for leasing, sales and acquisition of commercial and industrial properties.


     Mr. Lee has served as Senior Vice President of the Company since December 1997 with primary responsibility for the Company's leasing and marketing activities. Mr. Lee joined Penn Square Properties, Inc. in 1987 where he was responsible for leasing and marketing activities for variouscommercial properties. From September, 1997 until March, 1998, when he re-joined the Company, Mr. Lee was the regional leasing director for the Philadelphia region of Equity Office Properties. Prior to working for Penn Square Properties, he was an Assistant Portfolio Manager in the Private Banking Division of the Boston Safe Deposit and Trust Company.

     Mr. Ryan has served as Senior Vice President of the Company since December 1997 with primary responsibility for the Company's property operations and management activities. Mr. Ryan joined Penn Square Properties, Inc. in 1991 where he was responsible for the management of various commercial offices and industrial properties. Prior to working for Penn Square Properties, Mr. Ryan worked for 4 years as a senior property manager for Cushman & Wakefield's Pennsylvania office and as a project manager for American Building Maintenance from 1984 through 1986. Mr. Ryan is certified as a Real Property Administrator by the Building Owners and Managers Association.

     Mr. McKenna is a Certified Public Accountant and has served as Vice President and Treasurer of the Company since January 1998. Mr. McKenna was previously employed as a Senior Manager in the Real Estate Services Group of Arthur Andersen LLP's Philadelphia office. He has over 12 years of experience in providing consulting and accounting services to publicly and privately-owned real estate companies and over 11 years of his experience was obtained as an employee of Arthur Andersen LLP.


Executive Compensation

         The following table sets forth, for the three years ended December 31, 1997, the compensation earned by or paid to each of the Company's chief executive officers who served in such capacity during such fiscal year, as well as each other executive officer of the Company serving as an executive officer of the Company on December 31, 1997 whose total annual salary and bonus for the fiscal year ended December 31, 1997 exceeds $100,000.

                                            Summary Compensation Table

                                                       Annual Compensation                     Long-Term Compensation
                                       -------------------------------------------------- -------------------------------
Name and                                                                   Other Annual       Awards of        All Other
Principal Position(1)         Year         Salary             Bonus        Compensation      Options(#)      Compensation
---------------------       ---------  ---------------  ---------------- ---------------- ----------------  -------------
David F. McBride
  Chairman                    1997     $    235,000     $     70,000     $          0                  0    $          0
Jeffrey E. Kelter
  President                   1997     $    320,000     $          0     $          0                  0    $          0
Evan Zucker
  President                   1997     $     71,000(2)  $     25,000     $          0             25,000    $  1,116,383(5)
                              1996     $     75,000(3)  $     25,000     $          0             25,000    $          0
                              1995     $     75,000     $     25,000     $          0             25,000    $          0
Rick A. Burger(4)
  Treasurer                   1997     $     85,000     $     25,000     $          0             20,000    $    393,972(5)


------------------
(1) Mr. Zucker resigned as President and Mr. Kelter and Mr. McBride became Executive Officers of the Company on December 12, 1997 as part of the Reorganization. Messrs. Kelter and McBride have executed Employment Agreements with the Company whereby their respective annual base salary is set at $200,000 each. See "Employment Agreements" below.
(2) Mr. Zucker's compensation of $71,000 for the year ended December 31, 1997 was paid through the issuance of 2,027 shares of Common Stock at the fair market value on the last trading date of the quarter ended March 31, 1997 and $52,250 in cash payments.
(3) Mr. Zucker's compensation of $75,000 for the year ended December 31, 1996 was payable quarterly by issuance of shares of the Company's Common Stock at their fair market value on the last trading date of the quarter with respect to which payment was made. During 1996, Mr. Zucker was issued an aggregate of 9,005 shares pursuant to the foregoing arrangement.
(4) In January 1998, Timothy McKenna was named by the Board as Treasurer of the Company. Mr. Burger was employed by the Company through April 1998 in a similar capacity.
(5) Evan Zucker and Rick Burger's employment agreements were terminated effective December 12, 1997. As a result of the termination of these agreements all outstanding options held by these individuals were cancelled. Messrs. Zucker and Burger received 75,687 and 26,710 shares of Common Stock, respectively, as payment for the termination of these agreements and the options. The market value of these shares on December 12, 1997 was $14.75 per share. See "Termination of Employment and Consulting Agreements" below.


Option Grants in Year Ended December 31, 1997

         The following table provides information with respect to the above named executive officers regarding options or stock appreciation rights ("SARs") granted to such persons during the Company's year ended December 31, 1997. All options granted in 1997 vested 25% for each quarter in the fiscal year and had an exercise price in excess of the market price on the date of the grant.


                                      Option/SARs Grants in Last Fiscal Year
                                                (Individual Grants)

                                              Number of           Percent of Total        Exercise or
                                         Securities Underlying  Options/SARs Granted to   Base Price        Expiration
Name                                     Options/SARs Granted(1)Employees in Fiscal Year   Per Share           Date
----                                     ---------------------- ------------------------- ----------------  ----------
David F. McBride(1)                                     0                      0%                   --               --
Jeffrey E. Kelter(1)                                    0                      0%                   --               --
Evan Zucker(2)                                     25,000                   55.5%                10.00         12/31/06
Rick A. Burger(2)                                  20,000                   44.5%                10.00         12/31/06
                                                   ------                -------
                                                   45,000                 100.00%
                                                   ======                 ======


---
(1) Excludes the 7-year warrants issued to Jeffrey Kelter and David F. McBride to purchase 250,000 and 125,000 OP Units, respectively, at $11 per OP Unit in conjunction with the property contributed in the Reorganization.


(2) These option grants were cancelled effective December 12, 1997, see "Termination of Employment and Consulting Agreements" below.


         During the year ended December 31, 1997, none of such executive officers owned or exercised any stock option or SARs other than Messrs. Zucker and Burger, whose option grants were cancelled effective December 12, 1997, see "Termination of Employment and Consulting Agreements" below.

Employment Agreements

         Concurrently with the closing of the Reorganization, the Company entered into employment agreements with each of David F. McBride and Jeffrey E. Kelter to serve as the Chairman and President of the Company, respectively. The initial term of each such agreement is for three years with successive one-year renewal terms thereafter until terminated. Each agreement provides for an annual base salary of $200,000 together with such additional compensation as may be awarded from time to time by the Board and further provides that each of Messrs. McBride and Kelter shall devote substantially all of their working time to the Company's business activities. In the event of the death, disability or termination of the employment without cause or the involuntary termination of such executive's employment, the executive is entitled to receive a lump sum payment equal to the executive's base salary plus the prior year's bonus times the longer of one year or the remainder of the term of the employment agreement. Each agreement also restricts such executive from engaging in activities in competition with the Company in the ownership, development, construction, management or operation of office or industrial properties (except that Mr. McBride may continue to be a director of certain McBride-family real estate related companies) during his term of employment and during the period during which he serves as a director of the Company and ending one year after the later of the termination of his employment and the date he ceases to be a director of the Company.


     As of August 15, 1998,  the Company  entered into an  employment  agreement with  Timothy  A.  Peterson  to serve as the  Senior  Vice  President  and Chief
Financial Officer of the Company for an initial term of two years with successive one-year renewal terms thereafter until terminated. The agreement provides for an annual base salary of $200,000 together with such additional compensation as may be awarded from time to time by the Board, including a minimum bonus of $100,000 in the second year of the term, and further provides that Mr. Peterson will receive stock options with respect to 50,000 shares of Common Stock. Under the agreement, the Company has loaned $392,600 to Mr. Peterson on an interest-free, recourse basis to enable him to purchase 25,000 shares of Common Stock of which $33,333.33 will be forgiven on each of the first three anniversaries of his employment if he is employed by the Company on such date. The Company also agreed to reimburse Mr. Peterson him for certain costs he incurs in connection with his relocation. In the event of the death or disability of Mr. Peterson, the stock options initially granted to him under the employment agreement would become immediately vested. In the event of a termination of Mr. Peterson's employment without cause or for good reason or an involuntary termination of such employment, Mr. Peterson is entitled to receive a lump sum payment equal to his base salary plus the prior year's bonus, or, if greater, $100,000. In addition, upon such a termination, the stock options initially granted under the agreement become immediately vested and $300,000 of the loan made to Mr. Peterson by the Company to permit his purchase of Company stock will be forgiven. The agreement provides that, in the event that Mr. Peterson's employment with the Company terminates for any reason other than death, disability or cause within the one-year period to follow a change in control (as defined in the agreement) of the Company, Mr. Peterson is entitled to receive a lump sum equal to two times the sum of his base salary and the prior year's bonus, all outstanding unvested options held by Mr. Peterson will become vested and exercisable, and the loan described above will be forgiven. The agreement also restricts Mr. Peterson from engaging in activities in competition with the Company in the ownership, development, construction, management or operation of office or industrial properties during his term of employment and during the period during which he serves as a director of the Company and ending one year after the later of the termination of his employment and the date he ceases to be a director of the Company.

Termination of Employment and Consulting Agreements

         Upon the closing of the Reorganization, the employment agreements of Messrs. Zucker and Burger and the oral consulting agreement of Mr. Mulvihill were terminated. The Company agreed to pay to such persons the sums of $225,000, $85,000 and $150,000, respectively, in consideration for the termination of such agreements. Such persons elected to receive such payments in the form of shares of Common Stock valued at $11 per share. Accordingly, they received 68,869, 75,687 and 26,710 shares, respectively, in order to terminate these agreements and cancel their existing options, which had a fair market value of $14.75 per share on December 12, 1997. In addition, each of Messrs. Zucker and Mulvihill executed a non-competition agreement with the Company which agreement will continue in effect throughout the term he is a director of the Company and prohibits him from engaging in activities involving the acquisition, development or operation of office and industrial properties throughout the United States.

         The aggregate amount payable to such persons was arrived at in negotiations with the Investor Group on the basis of the terms of the employment agreements between Messrs. Zucker and Burger and the oral consulting agreement of Mr. Mulvihill with the Company. Messrs. Zucker's and Burger's employment agreements provided that in the event of certain major corporate transactions, such persons are to be paid an amount equal to twice their current base salary. The Investor Group agreed to pay such persons an aggregate amount approximately equal to twice their expected compensation from the Company. The amounts of the aggregate sum payable to each of Messrs. Mulvihill, Zucker and Burger was determined by discussions among such persons.

Compensation Committee Interlocks and Insider Participation; Compensation Committee Report on Executive Compensation

         Prior to January 1998, there was no committee of the Board responsible for establishing or recommending compensation policies applicable to the Company's executive officers. The compensation to executive officers for 1997 was determined by negotiation between the Company and the executive officers and is set forth in the executive officers' respective employment agreements with the Company described above. As such, executive compensation during 1997 was not performance based. Since then, the Compensation Committee has been delegated responsibilities regarding executive compensation matters. The Compensation Committee of the Board administers the Company's stock incentive plans and makes recommendations to the Board regarding executive officer compensation matters, including policies regarding the relationship of corporate performance and other factors to executive compensation.

Share Price Performance Graph

         The Company's Common Stock first commenced public trading on November 10, 1993 in connection with the Company's underwritten initial public offering of common stock. The graph set forth below compares, for the period of November 10, 1993 through December 31, 1997, the cumulative total return to holders of Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the NAREIT Equity REIT Total Return Index ("NAREIT Index"). Total return values for the S&P 500, the NAREIT Index and the Common Stock were calculated based on cumulative total return assuming the investment of $100 on November 10, 1993, and assuming reinvestment of dividends. The stockholder return shown on the graph below is not necessarily indicative of future performance.

                   Comparison of Cumulative Total Return Among
            American Real Estate Investment Corporation Common Stock,
                          S&P 500 and the NAREIT Index*












--------------

* The NAREIT Index (consisting of 176 REITs with a total market capitalization of approximately $127.8 billion at December 31, 1997) is maintained by the National Association of Real Estate Investment Trusts, Inc., is published monthly, and is based on the last closing prices of the preceding month.


Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth, as of September 30, 1998, information with respect to each person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act of 1934, as amended) who is known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock as well as shares of Common Stock beneficially owned by all directors and executive officers of the Company and all directors and executive officers of the Company as a group. The table also includes the number of OP Units owned, as of September 30, 1998, by such persons. Any owner of OP Units may exercise its Conversion Right, to convert its OP Units into shares of Common Stock or, at the election of the Company, the cash equivalent thereof. As of September 30, 1998, the Company had 7,354,523 shares of Common Stock outstanding, not including 6,452,155 and 1,315,000 shares, respectively, reserved for issuance upon conversion of OP Units and other outstanding options and OP Unit and Common Stock warrants.


                                                       Amount And
       Name and Address of Beneficial                   Nature of               Percent of                 Ownership of
         Holder or Identity of Group               Beneficial Owner(1)             Class                     OP Units
--------------------------------------------   --------------------------      ---------------          -----------------

Jeffrey E. Kelter...........................                 613,636(2)              6.92%                    613,636(2)
c/o American Real Estate
  Investment Corporation
  620 W. Germantown Pike, Suite 200
  Plymouth Meeting, PA 19462

Robert Branson..............................                  77,272(3)                *                       22,727(3)
  Linden & Branson
  1133 Connecticut Avenue NW
  Suite 902
  Washington, DC  20036




                                                       Amount And
       Name and Address of Beneficial                   Nature of               Percent of                 Ownership of
         Holder or Identity of Group               Beneficial Owner(1)             Class                     OP Units
--------------------------------------------   --------------------------      ---------------          -----------------

James Mulvihill.............................                 365,627(4)              4.12%                    216,402(4)
  5700 Piedmont
  Cherry Hills Village, CO 80111

David Lesser................................               1,946,190(5)             21.94%                    181,818(5)
  c/o Hudson Bay Partners II, L.P.
  237 Park Avenue, Suite 900
  New York, NY  10017


David F. McBride............................                 431,396(6)              4.86%                    299,442(6)
  c/o American Real Estate Investment
    Corporation
  620 W. Germantown Pike, Suite 200
  Plymouth Meeting, PA 19462



Francesco Galesi............................                       0                    --                    828,382(7)
  c/o Galesi Management Corporation
  100 State Street
  Albany, NY 12207-1800

Michael J. Falcone..........................                       0                    --                    130,444(8)
  c/o Pioneer Development Company
  250 South Clinton Street
  Syracuse, NY 13202-1258

Timothy B. McBride..........................                 397,521(9)               4.48%                   221,137(9)
  4939 Quebec Street Northwest
  Washington, DC 20016

Evan Zucker.................................                 127,685(10)             1.44%                     29,391(10)
  1670 Broadway--Suite 3350
  Denver, CO 80202

Timothy A. Peterson.........................                  25,000                   *                            0
c/o American Real Estate
  Investment Corporation
  620 W. Germantown Pike, Suite 200
  Plymouth Meeting, PA 19462

Stephen J. Butte............................                   1,500                   *                            0
c/o American Real Estate
  Investment Corporation
  620 W. Germantown Pike, Suite 200
  Plymouth Meeting, PA 19462

Hudson Bay Partners II, L.P.................               1,936,363(5)             21.83%                    181,818(5)
  237 Park Avenue, Suite 900
  New York, NY  10017


CRA Real Estate Securities, L.P.............                 686,696(11)             7.43%                          0
  259 Radnor-Chester Road - Suite 200
  Radnor, PA  19087


New York State Common Retirement                             720,743                 8.13%                          0
 Fund.......................................
  633 Third Avenue, 31st Floor
  New York, NY 10017


All Officers and Directors as a group.......               3,985,827                43.14%                  2,543,379



*        Less than 1%.

(1) Includes shares issuable on exercise of the Conversion Right if such ' right is exercisable within 60 days of September 30, 1998.

(2) Includes 613,636 shares of Common Stock issuable on exercise of the Conversion Right; which number includes a warrant to purchase 250,000 OP Units held by Mr Kelter.

(3) Includes 27,272 shares of Common Stock held by a limited liability company in which Mr. Branson is a principal owner, and 22,727 shares of Common Stock issuable on exercise of the Conversion Right with respect to OP Units beneficially owned through a limited partnership interest in McBride.

(4) Includes 76,389 OP Units and 190 shares held by Mr. Mulvihill's wife, as to which Mr. Mulvihill disclaims any beneficial interest. Includes 128,456 and 2,194 OP Units held by Mr. Mulvihill's parents and siblings, respectively, and 57,359 shares directly and indirectly owned by Mr. Mulvihill's parents, as to which Mr. Mulvihill disclaims any beneficial interest. Also includes 38,616 shares held by a Rabbi Trust of which Wells Fargo, N.A. is the Trustee and Mr. Mulvihill is the sole beneficiary.

(5) Includes 300,000 shares of Common Stock issuable to Hudson Bay Partners II, L.P. upon exercise of a stock purchase warrant at an exercise price of $11.00 per share, which expires on December 12, 2004. Mr. Lesser is President, sole director and sole shareholder of Hudson Bay Partners, Inc., the general partner of Hudson Bay Partners II, L.P., and, as a result of such affiliation, may be deemed to have shared voting and dispositive power over the 1,754,545 shares of Common Stock owned by Hudson Bay Partners II, L.P.; however, Mr. Lesser expressly disclaims beneficial ownership of any Common Stock not directly owned by him. Also includes 181,818 shares of Common Stock issuable on exercise of the Conversion Right with respect to OP Units beneficially owned by Hudson Bay through a limited partnership interest in McBride.

(6) Includes 1,031 shares of Common Stock owned by a limited liability corporation in which Mr. McBride has an ownership interest and 101 shares of Common Stock owned by a trust, in the name of Mr. McBride's deceased father, for which Mr. McBride is a trustee. Also includes a warrant to purchase 125,000 OP Units held by Mr. McBride. Also includes 299,442 shares of Common Stock issuable on exercise of the Conversion Right with respect to 294,572 OP Units beneficially owned through a limited partnership interest in McBride and 4,870 OP Units owned by a trust, in the name of Mr. McBride's deceased father, for which Mr. McBride is the sole trustee.

(7) The OP Units are subject to a lock-up agreement contained in the Galesi Contribution Agreements prohibiting exercise of the Conversion Right on such OP Units until April 30, 1999.

(8) The OP Units are subject to a lock-up agreement contained in the Pioneer Contribution Agreement prohibiting exercise of the Conversion Right on such OP Units until after August 19, 1999.

(9) Includes 11,364 shares of Common Stock held jointly by Mr. McBride and his wife and 1,290 shares of Common Stock owned by a limited liability corporation in which Mr. McBride has an ownership interest and 202 shares of Common Stock owned by a trust, in the name of Mr. McBride's mother, for which Mr. McBride is the sole trustee. Also includes 221,137 shares of Common Stock issuable on exercise of the Conversion Right with respect to 211,977 OP Units beneficially owned through a limited partnership interest in McBride and 9,160 OP Units owned by a trust, in the name of Mr. McBride's mother, for which Mr. McBride is the sole trustee.

(10) Includes 29,391 shares of Common Stock issuable on exercise of the Conversion Right; which number incudes 1,027 of such OP Units held by Mr. Zucker's parents and siblings, as to which Mr. Zucker disclaims beneficial ownership. Also includes 750 shares held by Mr. Zucker's parents, as to which Mr. Zucker disclaims beneficial ownership.
         Includes 75,687 shares owned by Mr. Zucker which are subject to a Lock-up Agreement until December 12, 1998, including 45,434 shares held by a Rabbi Trust of which Wells Fargo, N.A. is the Trustee and Mr. Zucker is the sole beneficiary.

(11) These shares of Common Stock are beneficially owned by accounts managed by CRA Real Estate Securities, L.P. and CRA Real Estate Securities, L.P. expressly disclaims beneficial ownership of any shares of Common Stock not directly owned by it.



Certain Relationships and Related Transactions

         In connection with the Reorganization, the Company entered into a series of transactions in which certain individuals who are currently executive officers, directors and/or beneficial owners of more than 5% of the Common Stock (each a "5% Holder") had a direct or indirect material interest.

     Employment Agreements. As part of the Reorganization, Messrs. David McBride and Kelter, each an officer and director of the Company, entered into employment agreements with the Company. Messrs. Zucker (a director of the Company), Burger (a former officer of the Company) and Mulvihill (a director of the Company) agreed to receive $225,000, $85,000 and $150,000, respectively, in consideration for the termination of employment agreements of Messrs. Zucker and Burger and the oral consulting arrangement of Mr. Mulvihill. In connection with his employment as Chief Financial officer of the Company in August 1998, Mr. Peterson entered into an employment agreement with the Company. As part of the conditions of his employment agreement, the Company has loaned $392,600 to Mr. Peterson in order for him to acquire 25,000 shares of the Company's common stock on an interest-free, recourse basis and the Company has agreed to reimburse him for certain costs he incurs in connection with his relocation.

     Employee Loan Guarantees by Company. The Company has agreed to guarantee loans obtained by certain executive officers of the Company in order for these executive officers to acquire the Company's Common Stock. As of October 30, 1998, the Company has committed to guarantee approximately $205,000 of such loans.

         Spin-Off. As part of the Reorganization, the Company organized and agreed to spin-off at a later date a subsidiary of the Company to enable Messrs. Mulvihill and Zucker, each directors of the Company, to pursue real estate investment opportunities other than in the office and industrial sectors.
The terms of the spin-off have not yet been determined.

     OP Units and Common Stock. The Investor Group received in the Reorganization 3,910,223 shares of Common Stock, 3,362,503 OP Units and 7-year warrants to purchase 300,000 shares of Common Stock at $11 per share and 375,000 OP Units at $11 per OP Unit. Mr. Lesser (a director of the Company) is the president, sole director and sole shareholder of the general partner of Hudson Bay. Messrs. Timothy B. McBride and David F. McBride, each a director of the Company, and Hudson Bay (a 5% Holder), have an interest in McBride.

     Leases. The Company has leases with companies in which David F. McBride is an officer, and for certain of these companies, a shareholder. As of September 30, 1998, the annual aggregate base rental revenue under these leases was approximately $236,000, of which approximately $12,000 is included in rental income in the financial statements accompanying the 1997 Annual Report to Stockholders as these leases relate to properties acquired in the Reorganization. The Company has a lease for approximately 17,575 square feet with a company in which Michael Falcone serves as Chairman. As of September 30, 1998, the annual aggregate base rental revenue for this lease is approximately $354,000. The Company has a lease for approximately 73,000 square feet with a company in which Francesco Galesi is an executive officer and a beneficial owner of common stock. As of September 30, 1998, the annual aggregate base rental revenue for this lease is approximately $481,000.


     Prorations and Adjustments. At December 31, 1997, the Company owed approximately $200,000 to an affiliate of David F. McBride relating to certain prorations and adjustments for properties acquired in the Reorganization. As of September 30, 1998, this amount has been reduced to approximately $25,000 as a result of payments by the Company during 1998.

     Management Company. Through the Operating Partnership's 100% ownership of the preferred stock of the Management Company, the Operating Partnership is entitled to receive 95% of the amounts paid as dividends by the Management Company. The remaining amounts paid as dividends by the Management Company are paid to the holders of common stock of the Management Company. To date, the Management Company has not declared or paid any dividends. Mr. Kelter, Hudson Bay Partners, L.P. and McBride, own 40%, 30% and 30%, respectively, of the common stock of the Management Company. Mr. Lesser is the president, sole director and sole shareholder of the general partner of Hudson Bay Partners, L.P., and Hudson Bay. Hudson Bay (a 5% Holder) is an affiliate of Hudson Bay Partners, L.P. Messrs. Timothy B. McBride and David F. McBride and Hudson Bay have an interest in McBride. The Management Company currently manages all but one of the Company's properties. The Operating Partnership, in the normal course of business, advances funds to the Management Company to fund working capital needs. The Operating Partnership has a management agreement with the Management Company for property management and leasing services. Under the terms of this Agreement the Management Company receives a management fee equal to 3% of base rent for all properties it manages. In addition, the Management Company is reimbursed for the salaries of certain employees involved in management and operations of the Company's properties. The Company believes that the management fee paid to the Management Company is based upon competitive rates.


         The Management Company manages two properties which are owned by entities in which Mr. Kelter has a general partnership interest. In addition, certain other executives of the Company have limited partnership interests in one of these entities.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and officers of the Company and persons, or "groups" of persons, who own more than 10% of a registered class of the Company's equity securities (collectively, "Covered Persons") to file with the Securities and Exchange Commission and the American Stock Exchange, within specified time periods, initial reports of beneficial ownership, and subsequent reports of changes in ownership, of certain equity securities of the Company. Based solely on its review of copies of such reports furnished to it and upon written representations of Covered Persons that no other reports were required, other than as described below, the Company believes that all such filing requirements applicable to Covered Persons with respect to all periods up to and including 1997 have been complied with on a timely basis.

Independent Auditors


     It is not the Company's practice to submit to Stockholders a proposal for the selection or ratification of the Company's independent certified public accountants, and no such proposal is submitted hereby. The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for 1998. The Company expects representatives of that firm to be present at the Meeting. They will be given an opportunity to make a statement if they wish to do so, and are expected to be available to respond to appropriate questions.


Solicitation of Proxies

         The cost of soliciting the proxies will be paid by the Company. Directors, officers and employees of the Company may solicit proxies in person, or by mail, telephone, electronic mail or otherwise, but no such person will be compensated for such services. The Company will request banks, brokers and other nominees and fiduciaries to forward proxy materials to beneficial owners of Common Stock held of record by them and will, upon request, reimburse them for their reasonable out-of-pocket expenses in so doing.

Stockholder Proposals

         In order to be eligible for inclusion in the Company's proxy material for the 1999 Annual Meeting of Stockholders, stockholders' proposals to take action at such meeting must comply with applicable Securities and Exchange Commission rules and regulations and must be received by the Secretary of the Company at its principal executive offices set forth above no later than July 16, 1999. In addition, any stockholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at a meeting of stockholders (other than a stockholder proposal included in the Company's proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Securities and Exchange Act or 1934, as amended), must comply with the advance notice provisions and other requirements of Section 2.8 of the Company's By-laws, which are on file with the Securities and Exchange Commission and may be obtained from the Secretary of the Company upon request.

Incorporation by Reference


     The following documents are hereby incorporated by reference: the Company's 1997 Annual Report on Form 10KSB, Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, Current Report on Form 8-K/A No. 1 dated April 30, 1998 which was filed on July 14, 1998 (reporting under Item 5 and amending Item 7 as originally filed) regarding the Company's acquisition of the Galesi Portfolio and a Current Report on Form 8-K, dated August 19, 1998 filed on September 3, 1998 (reporting under Items 2 and 5) regarding the consummation of the acquisition of twelve of the fifteen properties in the Pioneer Portfolio.


Miscellaneous


     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the mails, certain officers and regular employees may solicit proxies personally and by telephone and the Company will request banks, brokerage houses and nominees and fiduciaries to forward soliciting material to their principals and will reimburse them for their reasonable out-of-pocket expenses.


     A copy of the Company's 1997 Annual Report to Stockholders is enclosed but is not to be regarded as proxy solicitation material.

     Upon request, the Company will furnish free of charge to record and beneficial owners of its Common Stock a copy of its 1997 Annual Report on Form 10KSB (including financial statements and schedules but without exhibits). Copies of exhibits to the Form 10KSB also will be furnished upon request and the payment of a reasonable charge. All requests should be directed to the Secretary of the Company at the address and telephone number of the Company's principal executive offices set forth above.


                    By Order of the Board of Directors


                    David F. McBride, Secretary

Dated: November 23, 1998

                   AMERICAN REAL ESTATE INVESTMENT CORPORATION
                       620 West Germantown Pike, Suite 200
                           Plymouth Meeting, PA 19462


                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 11, 1998
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



         The undersigned, revoking all previous proxies, hereby appoints Jeffrey
E. Kelter, David F. McBride and Timothy A. Peterson, or any of them, as proxies, each with full power of substitution and all of the powers which the undersigned would possess if present in person, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy, all of the shares of common stock of American Real Estate Investment Corporation (the "Company") registered in the name of the undersigned on October 30, 1998 at the Annual Meeting of Stockholders of the Company to be held on December 11, 1998, and at any adjournment or postponement thereof.

         The shares represented hereby will be voted as directed by this proxy. If no direction is made, this proxy will be voted FOR Proposal 1, FOR Proposal 2, FOR the election of all nominees for director listed under Proposal 3 and FOR Proposal 4. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting.


         Receipt of the Company's Notice of Annual Meeting of Stockholders, Proxy Statement and the Annual Report to Stockholders is acknowledged.

          (IMPORTANT -- TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE)

Please mark your votes as in
/X/
this example.

                                                           For Against Abstain
1.  To approve the issuance of shares of our common stock  / /   / /     / /
    upon conversion of up to 1,362,940 units of limited partnership interest ("OP Units") of our operating partnership, American Real Estate Investment, L.P. (the
    "Operating Partnership"), by the holders of such OP Units who obtained such OP Units pursuant to two contribution agreements, each dated as of February 4, 1998 between the Operating Partnership and the parties listed on the signature pages thereto, as described in the Proxy
    Statement


2.  To approve the issuance of shares of common stock of the For Against Abstain
    Company upon conversion of up to approximately           / /   / /     / /
    1,992,514 DP Units by the holders of such OP Units who obtained, or may obtain, such OP Units pursuant to the contribution agreement, dated as of April 30, 1998 between the Company, the Operating
    Partnership and the parties listed on the signature pages thereto, as described in the Proxy Statement




                                                     Withheld
3. ELECTION OF DIRECTORS          For all nominees      from
                                                    all nominees
                                       / /              / /



 NOMINEES:  Francesco Galesi, Michael J. Falcone,
            Jeffrey E. Kelter, Timothy B. McBride and Evan Zucker


 FOR, except vote withheld from the following nominee(s)



4.  To approve a proposal to amend and       For      Against     Abstain
    restate our 1993 Omnibus Incentive       / /       / /          / /
    Plan, as described in the Proxy
    Statement


5.  In their discretion, the proxies are
    authorized to vote upon such other
    business as may properly come before
    the meeting


NOTE:Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries should so indicate when signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy may be mailed, postage-free, in the enclosed envelope .




___________,1998 ____________________   ______________, 1998 __________________
                 Signature Title                             Signature (if held
                 (if required)                                jointly)


                                                  PLEASE MARK, SIGN,
                                                  DATE AND RETURN THIS
                                                  PROXY CARD PROMPTLY
                                                  USING THE ENCLOSED
                                                  ENVELOPE